EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC. ANNOUNCES BOARD CHANGES

Coldwater, Michigan. July 16, 2004 Monarch Community Bancorp, Inc., the holding company for Monarch Community Bank, Coldwater, Michigan, today announced that, effective August 1, 2004, Frank M. Tripp has resigned as a Director of the Company and the Bank.

Mr. Tripp’s tenure as a Board of Director began in 1973, and for over 34 years, he has provided dedicated service to the Board of Directors of Monarch Community Bank, formerly known as Branch County Federal Savings & Loan Association. Mr. Tripp was elected Chairman of the Board in 1985, and his leadership was instrumental in the growth and success of both the Company and the Bank.

Mr. Tripp, stated: “I have been contemplating stepping down for several years. With the successful completion of the conversion of Branch County Federal from a mutual to a stock thrift in 2002, with the formation and Initial Public Offering of Monarch Community Bancorp, Inc. as the holding company of the Bank, and the completion of the acquisition of MSB Financial, Inc. in 2004, I think this is an good time for new beginnings and for me to resign. I am proud of my association with Monarch Community Bank.”

The Company also announced that Stephen Millard Ross has been appointed as Chairman of the Board of both the Company and the Bank effective August 1, 2004. Mr. Ross has been a director of the Company since its formation in 2002, and a director of the Bank since 1994. Mr. Ross is currently Vice President of Sales and Marketing for Southern Michigan Tool, an automotive supplier located in Hillsdale, Michigan, and has held executive positions with other automotive parts companies.

The Board of Directors have decided not to replace Mr. Tripp as a director, thus reducing the number of directors from ten to nine.